Exhibit f.30

CREDIT AND WAREHOUSE AGREEMENT

(UBS AG, Stamford Branch – MCG Capital Corporation)

CREDIT AND WAREHOUSE AGREEMENT dated as of January 29, 2004 (as amended from time to time, this Agreement), among UBS AG, Stamford Branch (UBS), MCG Commercial Loan Trust 2003-1, a Delaware statutory trust (the Borrower), and MCG Capital Corporation (MCG).

RECITALS

WHEREAS, pursuant to an engagement letter dated January 29, 2004 (as amended from time to time, the Engagement Letter) between UBS Securities LLC (UBSS) and MCG, MCG engaged UBSS to act as exclusive structuring agent and sole placement agent with respect to, among other things, (a) the structuring of several classes of notes (the Notes) and equity ownership interests (the Equity Interests and, collectively with the Notes, the Offered Securities) to be issued by the Borrower and (b) the marketing and placement of the Offered Securities;

WHEREAS, MCG will act as collateral manager (in such capacity, the Collateral Manager) to the Borrower with respect to the Warehouse Portfolio (as defined herein);

WHEREAS, the Offered Securities are to be offered and sold (the Offering) by the Borrower in a transaction (the Transaction) exempt from the registration requirements of the Securities Act of 1933, as amended;

WHEREAS, the Offered Securities will be secured (or, in the case of the Equity Interests, backed) by a portfolio of Collateral Debt Securities (as defined herein) having the characteristics described in Annex A hereto (such portfolio of Collateral Debt Securities, the Warehouse Portfolio); and

WHEREAS, in order to facilitate the Borrower’s acquisition of Collateral Debt Securities (as defined herein), UBS is willing to finance 100% of the purchase price of such Collateral Debt Securities, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Definitions

1. Capitalized terms used in this Agreement have the respective meanings given to such terms (i) in this Section, or (ii) if not defined in this Section, elsewhere in this Agreement (including the Annexes hereto).

Accrued Interest Spread means, with respect to each Collateral Debt Security at any time constituting part of the Warehouse Portfolio, the aggregate amount of accrued interest on such Collateral Debt Security plus, if such Collateral Debt Security is a Delayed Drawdown Security, the aggregate amount of accrued commitment fee (if any) on the Unfunded Amount thereof, in each case, to the extent actually received by the Borrower during the Carry Period therefor (exclusive of Purchased Accrued Interest).

Accumulation Period means the period commencing on the date hereof and ending on, but excluding, the earlier of (a) the date occurring three Business Days prior to the Closing Date and (b) the Termination Date.

Adjusted Purchase Price means, with respect to any Collateral Debt Security purchased by the Borrower and any date of determination, a price equal to (a) the Gross Purchase Price of such Collateral Debt Security plus (b) in the case of a Delayed Drawdown Security, the aggregate principal amount of any additional loans actually made to the relevant borrower by or on behalf of the Borrower (and funded by UBS pursuant to this Agreement) in accordance with the terms thereof during the period from (but excluding) the date of purchase of such Delayed Drawdown Security to (and including) such date of determination minus (c) the aggregate of all amounts paid by the Borrower to UBS on or prior to such date of determination pursuant to Section 2(k) minus (d) the aggregate amount of all net proceeds paid by or on behalf of the Borrower to UBS on or prior to such date of determination pursuant to Section 4(b) or 4 (d) to reduce the “Aggregate Outstanding Balance” payable to UBS.

Affiliate means, in relation to any specified Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer, member or general partner of (i) such Person or (ii) any such other Person described in clause (a) above; provided that no other special purpose company to which an administrator of the Borrower provides directors and acts as share trustee shall be an Affiliate of the Borrower. For the purposes of this definition, control of a Person means the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Aggregate Outstanding Balance means, at any time, the sum of (a) the Adjusted Purchase Price for all Collateral Debt Securities at such time plus (b) all accrued Financing Costs not previously paid to UBS.

Applicable Spread means 0.50%.

Banking Day means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London.

Borrower Documentation means, collectively, the documentation related to the offering, placement, issuance or sale of any of the Offered Securities (including any indenture).

Borrower Security Event means (a) the Borrower or the Intermediate Company shall fail to perform in any material respect any of its obligations under, or shall breach in any material respect any provision of, the Pledge Agreement (beyond any applicable grace period specified in the Pledge Agreement) or (b) any representation or warranty made by the Borrower or the Intermediate Company in or pursuant to the Pledge Agreement, or in any certificate or other document furnished pursuant thereto, shall prove to have been incorrect in any material respect when made.

Business Day means any day (a) that is a trading day on the New York Stock Exchange and (b) that is also a Banking Day.

Capitalization Requirement means a requirement that is satisfied on any date on which Contributed Capital Assets are contributed to the Borrower or distributed by the Borrower so long as the sum of (a) the aggregate principal amount (or, in the case of assets issued at a discount, original issue price) of all Contributed Capital Assets consisting of cash in Dollars and Cash Equivalents held by the Borrower on such date plus (b) 66.66667% (or such other percentage as the parties hereto shall agree in writing) of the aggregate Market Value of all Contributed Capital Assets not consisting of cash in Dollars and Cash Equivalents held by the Borrower on such date is at least equal to U.S.$20,000,000.

Carry Period means, with respect to any Collateral Debt Security at any time constituting part of the Warehouse Portfolio, the period commencing on (and including) the settlement date for the purchase of such Collateral Debt Security and ending on (and excluding) the earlier of (a) if the Closing Date occurs on or prior to the Target Date, the Closing Date and (b) the settlement date for the sale or other liquidation of such Collateral Debt Security (or, if applicable, the date on which the Market Value of such Collateral Debt Security is determined pursuant to clause (b) or (c) of the definition of “Market Value”) in connection with a Realization Event. The Carry Period with respect to any Contributed Capital Asset shall mean the period commencing on (and including) the date on which such Contributed Capital Asset is contributed to the Borrower and ending on (and excluding) the earlier of (a) if the Closing Date occurs on or prior to the Target Date, the Closing Date and (b) the settlement date for the sale or other liquidation or disposition of such Contributed Capital Asset.

Cash Equivalent means any of the following:

(a)	direct obligations of, and obligations the timely payment of principal of and interest on which is fully and expressly guaranteed by, (i) the United States of America or (ii) any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(b)	demand and time deposits in, certificates of deposit of, banker’s acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities so long as the commercial paper or debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or the contractual commitment providing for such investment have a credit rating of “AAA” by S&P and “Aaa” by Moody’s in the case of debt obligations other than commercial paper and time deposits or “A-1+” by S&P and “P-1” by Moody’s in the case of commercial paper and time deposits; and

(c)	debt securities bearing interest or sold at a discount issued by any corporation under the laws of the United States of America or any state thereof that have a credit rating of “AAA” by S&P and “Aaa” by Moody’s at the time of such investment or the contractual commitment providing for such investment.

Clean Purchase Price means, with respect to any Collateral Debt Security purchased by the Borrower and any date of determination, (a) the purchase price (including any fees and out-of-pocket expenses charged to or payable by the Borrower, UBSS, UBS or MCG that are incidental to the purchase of such Collateral Debt Security by the Borrower, minus any up front fees paid or owing to the Borrower, UBSS or UBS in connection with such purchase, but excluding any amounts attributable to Purchased Accrued Interest) of such Collateral Debt Security plus (b) in the case of a Delayed Drawdown Security, the aggregate principal amount of any additional loans actually made to the relevant borrower by the Borrower (and funded by UBS pursuant to this Agreement) in accordance with the terms thereof during the period from (but excluding) the date of purchase of such Delayed Drawdown Security to (and including) such date of determination minus (c) the aggregate amount of all distributions of principal of such Collateral Debt Security, if any, actually received by the Borrower at or prior to such date of determination or receivable by the Borrower in respect of any record date occurring on or prior to such date of determination.

Closing Date means the date on which the Offered Securities are issued.

Collateral Debt Security has the meaning assigned to such term in Annex B attached hereto.

Collateral Manager Event means any of the following events:

(a)	MCG shall fail to perform in any material respect any of its obligations under, or shall breach in any material respect any provision of, this Agreement, the Engagement Letter or the Pledge Agreement;

(b)	any representation or warranty made by MCG in or pursuant to this Agreement or the Pledge Agreement, or in any certificate or other document furnished pursuant hereto or thereto, shall prove to have been incorrect in any material respect when made; or

(c)	any executive officer of MCG is adjudged liable in a civil suit for or is convicted of: (i) fraud, misappropriation or embezzlement, (ii) any other financial crime constituting a felony or (iii) a violation of Federal securities laws (other than the violation of Federal securities laws heretofore disclosed by MCG to UBS as may be alleged in any litigation pending on the date hereof) and, in each case, such adjudication or conviction would (in the good faith and commercially reasonable judgment of UBS) adversely affect the ability of the Borrower to consummate the Offering or MCG to perform its obligations as Collateral Manager to the Borrower;

provided that none of the foregoing events (if remediable) shall constitute a “Collateral Manager Event” for purposes of this definition unless (i) notice of such event has been given by UBS or UBSS to MCG on or prior to the Target Date and (ii) if such notice is given to MCG prior to the Target Date, such event shall have continued for a period following delivery of such notice equal to the lesser of fifteen calendar days or the number of days to and including the Target Date.

Commitment Amount means, with respect to a Delayed Drawdown Security, the maximum aggregate principal amount (whether at the time funded or unfunded) of loans that the Borrower (as the holder thereof) could be required to make to the relevant borrower in accordance with the terms thereof.

Contributed Capital Asset means any of the following contributed from time to time by MCG or any Affiliate of MCG as equity capital to the Intermediate Company in respect of its equity ownership interest in the Intermediate Company and then contributed by the Intermediate Company as equity capital to the Borrower in respect of its equity ownership interest in the Borrower: (a) cash in Dollars, (b) any Cash Equivalent and (c) any asset that, if purchased by the Borrower as a Collateral Debt Security, would satisfy the Eligibility Criteria specified herein and is otherwise satisfactory to UBS in its sole discretion. “Contributed Capital Asset” shall also include any asset purchased by the Borrower with a Contributed Capital Asset then held by the Borrower in the form of cash or Cash Equivalents to the extent such asset, if purchased by the Borrower as a Collateral Debt Security, would satisfy the Eligibility Criteria specified herein and is otherwise satisfactory to UBS in its sole discretion. For the avoidance of doubt, no Contributed Capital Asset shall constitute a “Collateral Debt Security” or part of the “Warehouse Portfolio”.

Contributed Capital Distribution means, with respect to any Contributed Capital Asset, the aggregate amount of accrued interest on such Contributed Capital Asset actually received by the Borrower during the Carry Period therefor.

Credit Risk Security means any Collateral Debt Security that has a material risk of becoming a Defaulted Security or becoming an Ineligible Security.

Cut-Off Time means, with respect to an offer made by UBS to MCG in accordance with Section 4(c), (a) if the Net Loss Amount is equal to or less than U.S.$10,000,000, 12:00 noon (New York City time) on the fifth Business Day or (b) if the Net Loss Amount is greater than U.S.$10,000,000, 12:00 noon (New York City time) on the second Business Day, in each case, following receipt by MCG of notice of such offer from UBS.

Defaulted Security means any Collateral Debt Security as to which (a) there has occurred a default as to the payment of principal and/or interest (beyond any applicable notice or grace period) that has remained uncured and unwaived for more than 30 calendar days, (b) the rating of such Collateral Debt Security from Standard & Poor’s (if rated by Standard & Poor’s) is “SD” or “D” or was “SD” or “D” when such rating was withdrawn by Standard & Poor’s, (c) an Insolvency Event has occurred with respect to the relevant borrower and adequate collateral does not exist for the benefit of the Borrower to repay all principal of and interest on such Collateral Debt Security outstanding at the time of such realization (as determined by MCG in accordance with its Credit and Collection Policy) or (f) there has been effected any distressed exchange or other debt package of securities that amount to a diminished financial obligation to the Borrower with respect to the Collateral Debt Security; provided that, in each case, such Collateral Debt Security will only constitute a “Defaulted Security” for so long as such default has not been cured or waived and is otherwise still continuing.

Eligibility Criteria has the meaning assigned to such term in Annex A attached hereto.

Financing Cost means, with respect to any Collateral Debt Security, an amount determined by (a) calculating, for each day (each, an “accrual date”) during the Carry Period therefor, the product of (i) the sum of (x) the Gross Purchase Price of such Collateral Debt Security plus (y) in the case of a Delayed Drawdown Security, the aggregate principal amount of any additional loans actually made to the relevant borrower by the Borrower (and funded by UBS pursuant to this Agreement) in accordance with the terms thereof during the period from (but excluding) the date of purchase of such Delayed Drawdown Security to (and including) such accrual date minus (z) the aggregate amount of all distributions of principal of and Purchased Accrued Interest on such Collateral Debt Security, in each case, actually received by the Borrower in respect of such Collateral Debt Security on or prior to such accrual date multiplied by (ii) LIBOR for the LIBOR Period in effect on such accrual date plus the Applicable Spread divided by (iii) 360 and (b) calculating the sum of the products calculated pursuant to clause (a).

Funded Amount means, with respect to a Delayed Drawdown Security and any date of determination, the aggregate outstanding principal amount of loans made thereunder by Borrower at any time up to (and including) such date of determination.

Gross Purchase Price means, with respect to any Collateral Debt Security, the purchase price (including any amounts attributable to Purchased Accrued Interest and any fees and out-of-pocket expenses charged to or payable by the Borrower, UBSS, UBS or MCG that are incidental to the purchase of such Collateral Debt Security by the Borrower, minus any up front fees paid or owing to the Borrower, UBSS or UBS in connection with such purchase) of such Collateral Debt Security; provided that, in the case of a Delayed Drawdown Security, “Gross Purchase Price” shall exclude the aggregate principal amount of any additional loans actually made to the relevant borrower by the Borrower (and funded by UBS pursuant to this Agreement) in accordance with the terms thereof at any time after the date of purchase of such Delayed Drawdown Security.

Ineligible Security means any Collateral Debt Security that:

(a)	does not satisfy on the date on which such Collateral Debt Security was purchased by the Borrower the Eligibility Criteria or does not satisfy on any date thereafter any of clauses (1), (3) and (4) of the Eligibility Criteria; or

(b)	fails to conform to the eligibility and investment criteria developed during the Accumulation Period with respect to the Transaction as mutually agreed by the parties hereto provided that UBS and MCG may by mutual consent in writing elect not to treat as an “Ineligible Security” any Collateral Debt Security that fails to satisfy on the date on which such Collateral Debt Security was purchased by the Borrower, or on any date thereafter on or prior to the Termination Date, any of the Eligibility Criteria.

Insolvency Event means, with respect to any Person, such Person (1) shall be dissolved or liquidated; (2) shall become insolvent or unable to pay its debts as they become due; (3) shall make a general assignment, arrangement or composition with or for the benefit of its creditors; (4) shall institute or have instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (5) shall seek or become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its property; (6) shall have a secured party take possession of all or substantially all its property or have a distress, execution, attachment, sequestration or other legal process levied or enforced against all or substantially all its property and such secured party shall maintain possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 60 days thereafter; or (7) shall cause or become subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to

(6) (inclusive) and after the expiration of any applicable grace period specified in such clause.

Intermediate Company means MCG Finance IV, LLC, a Delaware limited liability company, an Affiliate of MCG that is the sole beneficial owner of all ownership interests in the Borrower.

LIBOR means, for each LIBOR Period, the offered rate, as determined by UBS, for dollar deposits in Europe of one month that appears on Telerate Page 3750 (or such other page as may replace such Telerate Page 3750 for the purpose of displaying comparable rates) as of 11:00 a.m. (New York time) on the date two Banking Days prior to the first day of such LIBOR Period.

LIBOR Period means (a) the period commencing on (and including) the date hereof and ending on (but excluding) the one-month anniversary of such date and (b) each period thereafter commencing on (and including) the day following the last day included in the immediately preceding LIBOR Period and ending on (but excluding) the one-month anniversary of the first day of such LIBOR Period.

Loan has the meaning assigned to such term in Annex B attached hereto.

Market Value means, with respect to any Collateral Debt Security, an amount equal to either:

(a)	if an actual sale or other liquidation of such Collateral Debt Security has occurred to any Person other than UBS or any of its Affiliates at the time the Market Value is determined, the net proceeds (after deducting all reasonable costs, fees and expenses incurred in connection therewith) received by the Borrower from such sale or other liquidation of such Collateral Debt Security; or

(b)	otherwise, with respect to any Collateral Debt Security that is a Purchased Collateral Debt Security:

(i)	the mean of bid and ask prices for such Collateral Debt Security as reported by LoanX, Inc. or if no such prices are available through LoanX, Inc., the Loan Pricing Corporation or another nationally recognized pricing service selected by MCG and consented to by UBS; or

(ii)

if prices referred to in clause (i) are not available, the arithmetic average of bids obtained from two dealers in the relevant market selected by mutual agreement of UBS and MCG for firm commitments to purchase such Collateral Debt Security (in each case, exclusive of accrued interest and fees unless bids for such type of Collateral Debt Security are customarily quoted inclusive of accrued interest, but after deducting all reasonable assignment and closing expenses that UBS estimates in good faith would be incurred in connection with any actual sale of such Collateral Debt Security); or

(iii)	if prices as referred to in clause (i) and bids as referred to in clause (ii) are not available, the value of such Collateral Debt Security as determined by MCG in accordance with the Investment Company Act of 1940, as amended (and the rules and regulations promulgated thereunder); or

(c)	otherwise, with respect to any Collateral Debt Security that is an Originated Collateral Debt Security, the value of such Collateral Debt Security as determined by MCG in accordance with the Investment Company Act of 1940, as amended (and the rules and regulations promulgated thereunder); provided that MCG will promptly following the request of UBS use all reasonable efforts to assist UBS in obtaining a bid of the type referred to in clause (b)(ii) above from a recognized dealer of national standing for any Collateral Debt Security whose Market Value is to be determined pursuant to this clause (c) and, if any such bid is obtained, the Market Value of such Collateral Debt Security shall be the bid so obtained.

The Market Value of a Collateral Debt Security determined pursuant to clause (b) above, if quoted as a percentage of par, shall be (A) in the case of a Collateral Debt Security (other than a Delayed Drawdown Security), the product of such percentage multiplied by the par amount of such Collateral Debt Security and (B) in the case of a Delayed Drawdown Security, the excess of (1) the product of (x) the quoted price for such Delayed Drawdown Security multiplied by (y) the Funded Amount of such Delayed Drawdown Security over (2) the product of (x) 100% minus the quoted price for such Delayed Drawdown Security multiplied by (y) the Unfunded Amount of such Delayed Drawdown Security.

Material Adverse Change means the occurrence of one or both of the following events:

(a)	there occurs after the date hereof a material adverse change in the business, assets, operations, or financial condition of MCG or the Intermediate Company; provided that such event or circumstance has resulted in a material adverse effect on the marketability of the Offered Securities or on the economic terms of the Transaction or on the ability of MCG or the Intermediate Company to perform its obligations under this Agreement or in connection with the Transaction; or

(b)	MCG or the Intermediate Company becomes the subject of an Insolvency Event.

MCG Bid Price has the meaning assigned to such term in Section 4(c)(i).

MCG Interest Carry means, as of the Closing Date, the Portfolio Liquidation Date or any other date of determination, an amount equal to the excess, if any, of (a) the sum of (i) the aggregate amount of the Net Accrued Interest Spread with respect to all Collateral Debt Securities in the Warehouse Portfolio as of such date plus (ii) the aggregate amount of

Contributed Capital Distributions as of such date over (b) the Net Realized Loss incurred as of such date.

MCG Turnover Event means MCG fails to pay, or cause to be paid, to the Borrower any payment made to MCG or any of its Affiliates (other than Borrower) in respect of a Collateral Debt Security or Contributed Capital Asset beneficially owned by the Borrower within four Business Days after the receipt by MCG or such Affiliate of such payment.

Minimum Bid Price has the meaning assigned to such term in Section 4(c).

Moody’s means Moody’s Investors Service, Inc. and any successor or successors thereto.

Net Accrued Interest Spread means the excess (if any), determined with respect to each Collateral Debt Security at any time constituting part of the Warehouse Portfolio, of (a) Accrued Interest Spread with respect to such Collateral Debt Security over (b) the Financing Cost with respect to such Collateral Debt Security.

Net Loss Amount means, as of any date of determination, the excess (if any) of (a) the sum of the Net Realized Loss and the Net Unrealized Loss as of such date over (b) the sum of (i) the Accrued Interest Spread as of such date plus (ii) the aggregate amount of Contributed Capital Distributions as of such date minus (iii) the accrued MCG Interest Carry paid to MCG on or prior to such date minus (iv) the accrued Financing Cost paid to UBS on or prior to such date.

Net Realized Gain means, at any time, the excess, if any, of (a) the aggregate amount of all Realized Gains accrued at or prior to such time with respect to all Collateral Debt Securities at or prior to such time constituting part of the Warehouse Portfolio over (b) the aggregate amount of all Realized Losses incurred at or prior to such time with respect to all Collateral Debt Securities at or prior to such time constituting part of the Warehouse Portfolio; and, otherwise, zero.

Net Realized Loss means, at any time, the excess, if any, of (a) the aggregate amount of all Realized Losses incurred at or prior to such time with respect to all Collateral Debt Securities at or prior to such time constituting part of the Warehouse Portfolio over (b) the aggregate amount of all Realized Gains accrued at or prior to such time with respect to all Collateral Debt Securities at or prior to such time constituting part of the Warehouse Portfolio; and, otherwise, zero.

Net Unrealized Loss means, at any time, the excess, if any, of (a) the aggregate amount of all Unrealized Losses with respect to all Collateral Debt Securities constituting part of the Warehouse Portfolio at such time and with respect to all Contributed Capital Assets held by the Borrower at such time over (b) the aggregate amount of all Unrealized Gains with respect to all Collateral Debt Securities constituting part of the Warehouse Portfolio at such time and with respect to all Contributed Capital Assets held by the Borrower at such time.

Net Worth means, with respect to any Person at any time, the consolidated net worth of such Person at such time as determined in accordance with generally accepted accounting principles in effect in the United States of America.

Originated Collateral Debt Security means any Collateral Debt Security identified as such pursuant to Section 2(b).

Person means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

Portfolio Liquidation Date means, if the Closing Date shall fail to occur on or prior to the Termination Date, the earlier of (a) the date on or after the Termination Date upon which UBS gives written notice to MCG that all of the Collateral Debt Securities at any time constituting part of the Warehouse Portfolio have been sold or otherwise liquidated pursuant to Section 4 or (b) the date on or after the Termination Date that is 10 Business Days after MCG otherwise gives written notice to UBS that the Portfolio Liquidation Date will occur.

Purchased Accrued Interest means, determined with respect to each Collateral Debt Security at any time constituting part of the Warehouse Portfolio, the aggregate amount of interest accrued on such Collateral Debt Security, plus, if such Collateral Debt Security is a Delayed Drawdown Security, the aggregate amount of commitment fee (if any) accrued on the Unfunded Amount thereof, in accordance with its terms to the extent accrued with respect to the period prior to the settlement date for the purchase of such Collateral Debt Security by the Borrower and included in the Gross Purchase Price therefor.

Purchased Collateral Debt Security means any Collateral Debt Security identified as such pursuant to Section 2(b).

Rating Agency means each of Moody’s and Standard & Poor’s.

Realization Event means, with respect to any Collateral Debt Security purchased by the Borrower, the sale or other liquidation of such Collateral Debt Security pursuant to Section 4 (including any sale to MCG or UBS or any of its Affiliates).

Realized Gain means, with respect to any Realization Event and a Collateral Debt Security constituting part of the Warehouse Portfolio immediately prior to such Realization Event, the excess, if any, of (a) the Market Value of such Collateral Debt Security over (b) the Adjusted Purchase Price for such Collateral Debt Security, in each case, determined as of the date of such Realization Event; and, otherwise, zero. With respect to any payment of the principal of a Collateral Debt Security during the Carry Period therefor, a “Realized Gain” shall accrue with respect to such Collateral Debt Security in an amount equal to the excess, if any, of (a) the principal amount so paid over

(b) the portion of the Adjusted Purchase Price (determined immediately prior to giving effect to such payment) attributable to the principal amount so paid.

Realized Loss means, with respect to any Realization Event and a Collateral Debt Security constituting part of the Warehouse Portfolio immediately prior to such Realization Event, the excess, if any, of (a) the Adjusted Purchase Price for such Collateral Debt Security over (b) the Market Value of such Collateral Debt Security, in each case, determined as of the date of such Realization Event; and, otherwise, zero. With respect to any payment of the principal of a Collateral Debt Security during the Carry Period therefor, a “Realized Loss” shall be incurred with respect to such Collateral Debt Security in an amount equal to the excess, if any, of (a) the portion of the Adjusted Purchase Price (determined immediately prior to giving effect to such payment) attributable to the principal amount paid over (b) the principal amount so paid.

Repayment has the meaning assigned to such term in Section 4(f).

Restricted Payment means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity ownership interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity ownership interests or any option, warrant or other right to acquire any such equity ownership interests.

Securities Act means the United States Securities Act of 1933, as amended.

Standard & Poor’s means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor or successors thereto.

Target Amount means U.S.$200,000,000.

Target Date means September 30, 2004, unless extended by mutual agreement of UBS and MCG.

Termination Date means the earliest to occur of (a) the Target Date, (b) the Closing Date, (c) unless previously waived by UBS, the date on which (after the expiration of any applicable grace period and fulfillment of applicable notice requirements) a Collateral Manager Event or Borrower Security Event occurs, (d) the date that is 15 calendar days after MCG receives written notice from UBS of the termination of this Agreement on the grounds that, as determined by UBS in good faith and on any commercially reasonable basis, a Material Adverse Change has occurred and is continuing and within such 15 calendar day period has not otherwise been waived or cured, (e) the date that is 10 calendar days after MCG receives notice from UBS of the termination of this Agreement on the grounds that, on any date occurring on or prior to the date of such notice, the Net Loss Amount exceeded U.S.$15,000,000 and during such 10 calendar day period the Net Loss Amount has not been reduced below such threshold or otherwise waived by UBS, (f) the date on which MCG receives notice from UBS of the termination of this

Agreement on the grounds that, on any date occurring on or prior to the date of such notice, the Net Loss Amount exceeded U.S.$20,000,000, (g) the occurrence of an MCG Turnover Event, (h) MCG’s Net Worth at any time shall be less than U.S.$350,000,000, (i) MCG transfers any interest or obligation in or under this Agreement without the prior written consent of UBS and (j) MCG terminates the Engagement Letter for any reason other than due to a material breach by UBS of its obligations thereunder.

UCC means the New York Uniform Commercial Code, as amended and in effect from time to time.

Underlying Obligor has the meaning assigned to such term in Section 4(f).

Underlying Instruments means the indenture, credit agreement, loan agreement, note purchase agreement, participation agreement, promissory note or other agreement pursuant to which a Collateral Debt Security has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Collateral Debt Security or of which the holders of such Collateral Debt Security are the beneficiaries.

Unfunded Amount means, with respect to any Delayed Drawdown Security at any time, the excess, if any, of (i) the Commitment Amount thereof over (ii) the Funded Amount thereof outstanding at such time.

Unrealized Gain means, with respect to any Collateral Debt Security or Contributed Capital Asset at any time of determination thereof, the excess, if any, of (a) the Market Value of such Collateral Debt Security or Contributed Capital Asset at such time over (b) the Clean Purchase Price for such Collateral Debt Security or Contributed Capital Asset; and, otherwise, zero.

Unrealized Loss means, with respect to any Collateral Debt Security or Contributed Capital Asset at any time of determination thereof, the excess, if any, of (a) the Clean Purchase Price for such Collateral Debt Security or Contributed Capital Asset over (b) the Market Value of such Collateral Debt Security or Contributed Capital Asset at such time; and, otherwise, zero.

Accumulation of Collateral Debt Securities

2.(a)	Subject to the other provisions of this Agreement, including, without limitation, the obligation of MCG pursuant to Section 2(b) to obtain the prior consent of UBS to the purchase by the Borrower of any Collateral Debt Security, MCG may on any Business Day during the Accumulation Period enter into a commitment on behalf and for account of the Borrower to purchase a Collateral Debt Security from MCG, an Affiliate of MCG or other lender to be included in the Warehouse Portfolio for settlement during the Accumulation Period.

(b)	At any time prior to entering into any commitment on behalf and for account of the Borrower to purchase a Collateral Debt Security to be included in the Warehouse Portfolio pursuant to Section 2(a), MCG shall send a written or electronic notice to UBS (i) requesting UBS’s consent to such purchase and (ii) specifying (x) a description of the Collateral Debt Security to be purchased, including whether such Collateral Debt Security is an Originated Collateral Debt Security or a Purchased Collateral Debt Security, (y) the maximum price that MCG may bid, on behalf of the Borrower, for such Collateral Debt Security and (z) the expected settlement date for such purchase. UBS shall use its reasonable efforts to respond to such request within two Business Days after receipt of such request. MCG shall not enter into a commitment on behalf and for account of the Borrower to purchase a Collateral Debt Security unless MCG has received UBS’s prior written or electronic consent to such purchase; provided that UBS (1) may attach any conditions to such consent as it deems appropriate and (2) may by written or electronic notice to MCG withdraw such consent at any time prior to MCG entering into the commitment to purchase such Collateral Debt Security. MCG shall, no later than the trade date for the purchase of any Collateral Debt Security to be purchased by the Borrower, provide UBS with a written confirmation of such trade.

(c)	In order to finance the purchase of any Collateral Debt Security purchased by the Borrower with the consent of UBS given as aforesaid, UBS will advance for account of the Borrower a loan in an amount equal to the purchase price therefor (including any amounts attributable to Purchased Accrued Interest and any fees and out-of-pocket expenses charged to or payable by the Borrower, UBSS, UBS or MCG that are incidental to the purchase of such Collateral Debt Security by the Borrower). Without limiting the right of UBS under Sections 2(b) and 2(d) to refuse to consent to the purchase by the Borrower of any Collateral Debt Security, the giving of any such consent, and any financing by UBS of the related purchase, shall be subject to the satisfaction of the following conditions precedent on or prior to the first such purchase and financing:

(1)	Receipt by UBS of such documents and certificates as UBS may reasonably request relating to the organization, existence and good standing of each of MCG, the Intermediate Company and the Borrower, the authorization of the transactions contemplated hereby and any other legal matters relating to thereto, all in form and substance satisfactory to UBS;

(2)	Receipt by UBS of an a conveyance agreement in form and substance satisfactory to UBS (the Conveyance Agreement) relating to the transfer of beneficial ownership of the Collateral Debt Securities and Contributed Capital Assets from MCG to the Intermediate Company and from the Intermediate Company to the Borrower;

(3)	Receipt by UBS of a pledge agreement in form and substance satisfactory to UBS (the Pledge Agreement), duly executed and delivered by each of MCG, the Intermediate Company and the Borrower;

(4)	Receipt by UBS of appropriately completed and duly executed copies of Uniform Commercial Code financing statements (and statements of assignment) required to perfect the security interests created pursuant to the Pledge Agreement as against each of MCG, the Intermediate Company and the Borrower;

(5)	Receipt by UBS of Uniform Commercial Code searches in all relevant jurisdictions with respect to each of MCG, the Intermediate Company and the Borrower and the collateral covered by the Pledge Agreement with results satisfactory to UBS; and

(6)	Receipt by UBS of evidence that the Borrower shall have received a capital contribution of Contributed Capital Assets from the Intermediate Company meeting the Capitalization Requirement.

(d)	UBS may in its sole discretion refuse to consent to the purchase by the Borrower of any Collateral Debt Security for inclusion in the Warehouse Portfolio for any reason whatsoever, including, without limitation, by reason of any of the following conditions (after giving effect to any such acquisition):

(1)	the aggregate Gross Purchase Price of all Collateral Debt Securities (other than Delayed Drawdown Securities) constituting part of the Warehouse Portfolio plus (ii) the aggregate Commitment Amount of all Delayed Drawdown Securities constituting part of the Warehouse Portfolio is greater than to the Target Amount;

(2)	the Net Loss Amount on any date occurring on or prior to the date that notice of the proposed purchase is received by UBS exceeds U.S.$15,000,000; and

(3)	such Collateral Debt Security does not satisfy the Eligibility Criteria.

(e)	The Borrower hereby authorizes the Collateral Manager, upon the Collateral Manager’s receipt of (and subject to the terms and conditions of) UBS’s prior written or electronic consent to the purchase of a Collateral Debt Security given as provided in Section 2(b), to consummate the purchase of such Collateral Debt Security for inclusion in the Warehouse Portfolio and to transfer beneficial ownership of such Collateral Debt Security to the Intermediate Company and then to the Borrower pursuant to the Conveyance Agreement.

(f)	By reason of the financing by UBS of 100% of each Collateral Debt Security purchased by the Borrower, UBS will provide MCG or the issuer of or agent for any Collateral Debt Security with any form or document that may be reasonably requested by MCG in order to allow the issuer of such Collateral Debt Security to make a payment thereunder without any deduction or withholding for or on account of any tax or with such deduction or withholding at a reduced rate.

(g)	MCG hereby agrees with UBS that:

(i)	MCG will not issue any request to UBS in connection with the purchase of a Collateral Debt Security by or on behalf of the Borrower if at the time of such request, MCG knows or consistent with its established policies and procedures should have known that any of the Eligibility Criteria will not be satisfied with respect to such Collateral Debt Security immediately after giving effect to such purchase by or on behalf of the Borrower; and

(ii)	MCG will promptly notify UBS and UBSS if at any time during the Carry Period any director, officer or employee of MCG having direct responsibility with respect to this Agreement or the Transaction obtains actual knowledge that one or more of the Eligibility Criteria are not satisfied with respect to any Collateral Debt Security then constituting part of the Warehouse Portfolio.

(h)	None of UBS and its Affiliates shall have any obligation to ascertain whether the acquisition hereunder of any Collateral Debt Security complies with any Borrower Documentation.

(i)	MCG shall promptly deliver to UBS a copy of all notices, reports, certifications and other written communications received by the Borrower from the agent under a Collateral Debt Security.

(j)	The Borrower shall not make any Restricted Payment unless (i) both immediately prior and immediately after giving effect thereto, the Capitalization Requirement is satisfied, (ii) such Restricted Payment does not result in the creation of a positive, or an increase in the, Net Loss Amount and (iii) such Restricted Payment is made by the payment or distribution of a Contributed Capital Asset. If a distribution of a Contributed Capital Asset is made on a “delivery versus delivery” basis against the contribution of another Contributed Capital Asset (i.e., a “substitution”), then the foregoing requirements that the Capitalization Requirement be satisfied (i) immediately prior to giving effect to such distribution shall be determined without reference to such distribution or contribution and (ii) immediately after to giving effect to such distribution shall be determined after giving effect to both such distribution and such contribution.

(k)

The Borrower shall prepay the aggregate principal amount of loans made by UBS hereunder in amount equal to the amount of any distribution of principal or any Purchased Accrued Interest or any up front fees paid at the time of acquisition by the Borrower or owing to the Borrower or MCG in respect of any Collateral Debt

Security at any time constituting part of the Warehouse Portfolio to the extent received by or on behalf of the Borrower during the Carry Period therefor. Such prepayment shall be made promptly following (and in any event not more than four Business Days after) the date of such receipt.

(l)	Notwithstanding anything in Section 2(j) to the contrary, the Borrower shall, promptly following the request of either UBS or MCG but in no event more frequently than monthly, pay to each of UBS and MCG (pro rata in accordance with amounts then accrued and unpaid) any unpaid Financing Costs accrued to the date of such payment (in the case of UBS) and any unpaid MCG Interest Carry accrued to the date of such payment (in the case of MCG), such payment to be made solely from distributions of (i) interest or fees (other than any Purchased Accrued Interest or any up front fees paid or owing to the Borrower or MCG) accrued on any Collateral Debt Security at any time constituting part of the Warehouse Portfolio or (ii) interest on Contributed Capital Assets, in each case, to the extent received by or on behalf of the Borrower during the Carry Period therefor; provided that no such payment shall be made if the Net Loss Amount on the date of such payment exceeds U.S.$5,000,000.

Closing Date; Termination of Lien; Liability for Losses; Benefit from Gains

3. Each of UBS, MCG and the Borrower hereby agrees that, subject to the consummation of the Offering on the Closing Date:

(a)	The Borrower shall on the Closing Date pay to UBS (in accordance with Section 8(c)) an amount equal the sum of the following: (i) the Aggregate Outstanding Balance plus (ii) all unreimbursed amounts owed to UBS pursuant to Section 5;

(b)	To the extent that the Borrower owes UBS any amounts under Section 3(a) on the Closing Date and either does not have sufficient funds to satisfy such obligations or otherwise refuses to satisfy such obligations, then MCG shall on behalf of the Borrower pay to UBS an amount equal to the lesser of (i) U.S.$72,000,000 (minus the net proceeds of Contributed Capital Assets applied, and the net proceeds then available to be applied, by UBS pursuant to the Pledge Agreement to amounts owing by the Borrower to UBS under Section 3(a)) and (ii) the amount of such shortfall; and

(c)	After all amounts owing by the Borrower under Section 3(a) have been paid in full (whether by the Borrower or MCG), (i) UBS shall return any collateral held under the Pledge Agreement to the relevant pledgors and (ii) the Borrower shall pay to MCG (in accordance with Section 8(c)) an amount equal to the unpaid MCG Interest Carry, if any.

Realization Events; Liability for Losses; Benefit from Gains

4.(a) If the Closing Date shall fail to occur on or prior to the Termination Date, then:

(i)	each of MCG and the Borrower shall cease to have any rights to request UBS to finance the purchase by the Borrower any additional Collateral Debt Securities;

(ii)	the Aggregate Outstanding Balance shall become due and payable by the Borrower to UBS on the Portfolio Liquidation Date;

(iii)	for a period of up to 30 calendar days after the occurrence of the Termination Date and so long as (x) the Net Loss Amount does not exceed U.S.$15,000,000, (y) no MCG Turnover Event has occurred and (2) no Termination Date referred to in clause (i) of the definition thereof has occurred, MCG (on behalf of the Borrower) may (or, at the request of UBS, shall) sell or liquidate each Collateral Debt Security and each Contributed Capital Asset (including to MCG) on any commercially reasonable terms, provided that the Borrower shall apply the net proceeds (after deducting all reasonable costs, fees and expenses incurred in connection therewith) received by the Borrower from such sale to reduce the Aggregate Outstanding Balance payable to UBS;

(iv)	after the end of the 30 day period set forth in Section 4(a)(iii) or if the Net Loss Amount exceeds U.S.$15,000,000 or if an MCG Turnover Event or a Termination Date referred to in clause (i) of the definition thereof has occurred, so long as any amounts are owing to UBS hereunder, UBS (on behalf of the Borrower or pursuant to exercise of remedies pursuant to the Pledge Agreement) shall sell or liquidate each remaining Collateral Debt Security and Contributed Capital Asset to any person (including itself) on any commercially reasonable terms, provided that (x) UBS shall have complied with the provisions of Section 4(c) and (y) the Borrower (or, if applicable, UBS) shall apply the net proceeds (after deducting all reasonable costs, fees and expenses incurred in connection therewith) received by the Borrower from such sale to reduce the Aggregate Outstanding Balance payable to UBS;

(v)	to the extent that the Borrower owes UBS any amounts under Section 4(a)(ii) on the Portfolio Liquidation Date and either does not have sufficient funds to satisfy such obligations or otherwise refuses to satisfy such obligations, then MCG shall on behalf of the Borrower pay to UBS an amount equal to the lesser of (x) U.S.$72,000,000 (minus the net proceeds of Contributed Capital Assets applied, and the net proceeds then available to be applied, by UBS pursuant to the Pledge Agreement to amounts owing by the Borrower to UBS under Section 4(a)(ii)) and (y) the amount of such shortfall; and

(vi)	after all amounts owing by MCG under Section 4(a)(v) have been paid in full, (x) UBS shall return any remaining collateral held under the Pledge Agreement to the relevant pledgors and (y) the Borrower shall pay to MCG (in accordance with Section 8(c)) an amount equal to unpaid MCG Interest Carry, if any.

(b)	If, at any time during the Carry Period therefor, (x) MCG determines that a Collateral Debt Security constituting part of the Warehouse Portfolio is an Ineligible Security or a Defaulted Security or (y) UBS determines in its sole discretion and in good faith that any Collateral Debt Security constituting part of the Warehouse Portfolio is an Ineligible Security or a Defaulted Security:

(i)	upon consummation of the sale or other liquidation of such Collateral Debt Security under clause (ii) below, each of MCG and the Borrower shall cease to have any rights to request UBS to finance such Collateral Debt Security hereunder;

(ii)	MCG (on behalf of the Borrower) shall attempt to sell such Collateral Debt Security in accordance with the terms and standards set forth in Section 4(a)(iii) for a period of 15 calendar days (but only so long as the Net Loss Amount does not exceed U.S.$15,000,000 and no MCG Turnover Event has occurred and no Termination Date referred to in clause (i) of the definition thereof has occurred); after such period (or if Net Loss Amount exceeds U.S.$15,000,000 or if an MCG Turnover Event has occurred or if a Termination Date referred to in clause (i) of the definition thereof has occurred), UBS shall be entitled to sell such Collateral Debt Security in accordance with the terms and standards set forth in Section 4(a)(iv); and

(iii)	the Borrower (or, if applicable, UBS) shall apply the net proceeds (after deducting all reasonable costs, fees and expenses incurred in connection therewith) received by the Borrower from such sale to reduce the Aggregate Outstanding Balance payable to UBS.

(c)	Any sale by UBS of one or more Collateral Debt Securities or Contributed Capital Assets pursuant to Section 4(a) shall be subject to the delivery by UBS to MCG of a notice offering MCG the right to purchase all (but not part) of such Collateral Debt Securities and/or Contributed Capital Assets at an aggregate purchase price (the Minimum Bid Price) not less than the greater of (x) the aggregate Market Value of all of such Collateral Debt Securities and/or Contributed Capital Assets and (y) the price specified in the bid (if any) received from any other Person (other than UBS, MCG or any of their respective Affiliates) to purchase such Collateral Debt Securities and/or Contributed Capital Assets and otherwise subject to the terms and conditions provided in this Section 4(c). Upon receipt of such notice from UBS:

(i)	MCG may deliver a notice to UBS setting forth its firm commitment to purchase, in the case of a sale under Section 4(a), all (but not part) of such Collateral Debt Securities and/or Contributed Capital Assets (inclusive of accrued interest and fees) at a purchase price specified in such notice (the MCG Bid Price) not less than the Minimum Bid Price;

(ii)	such offer by UBS shall terminate at the Cut-Off Time;

(iii)	such offer may be accepted by MCG only by transfer to an account designated by UBS, in immediately available funds, of an amount equal to the MCG Bid Price; and

(iv)	UBS shall deliver each Collateral Debt Security and Contributed Capital Asset as to which an offer is timely accepted by, and that has been paid for by, MCG as provided in this Section 4(c) in the manner customary for the delivery of such Collateral Debt Security or Contributed Capital Asset and otherwise in accordance with instructions delivered by MCG to UBS.

In the event that MCG fails to accept such offer for any reason by the Cut-Off Time, UBS shall have no continuing obligation to offer to sell such Collateral Debt Securities and/or Contributed Capital Assets to MCG. However, following the Cut-Off Time, UBS shall use its reasonable efforts to provide MCG the opportunity to bid on any Collateral Debt Securities and/or Contributed Capital Assets being sold by UBS pursuant to Section 4(a) provided that UBS shall not be obligated to accept any such bid from MCG and may, in good faith and on any commercially reasonable basis, reject any such bid from MCG.

(d)

MCG may at any time and from time to time deliver a notice to UBS setting forth its firm commitment to purchase any Collateral Debt Security then held by the Borrower (inclusive of accrued interest and fees) at a purchase price specified in such notice (the MCG Purchase Price); provided that (i) the aggregate principal amount of Collateral Debt Securities that may be purchased pursuant to this Section 4(d) shall not exceed 20% of the Target Amount, (ii) the MCG Purchase Price shall be the Adjusted Purchased Price for such Collateral Debt Security, (iii) the purchase of such Collateral Debt Security would not adversely affect the ability of the Borrower to consummate the Offering (in the commercially reasonable judgment of UBS) and (iv) no such purchase shall be effected at any time when the Net Loss Amount exceeds U.S.$5,000,000. Any such offer by MCG shall terminate at 12:00 noon (New York City time) on the fifth Business Day following the date on which such notice is delivered. Such offer may be accepted by the Borrower only by transfer by MCG to an account designated by the Borrower, in immediately available funds, of an amount equal to the MCG Purchase Price. The Borrower shall deliver any Collateral Debt Security as to which an offer is timely accepted, and that has been paid for by MCG, as provided in this Section 4(d) in the manner customary for the delivery of such Collateral Debt Security and otherwise in accordance with instructions delivered by MCG to the Borrower. The Borrower shall apply the net proceeds (after deducting all reasonable costs, fees and expenses incurred in connection therewith) received by the Borrower from such sale to reduce the Aggregate Outstanding Balance payable to UBS.

(e)	Any Collateral Debt Security or Contributed Capital Asset sold pursuant to Section 4(a)(iii), 4(a)(iv) or 4(b)(ii) at a price determined in accordance with clause (b) or (c) of the definition of “Market Value” shall be deemed to be sold at a commercially reasonable price.

(f)	In the event that any payment made with respect to any Collateral Debt Security is required to be repaid or returned to any issuer, guarantor or other obligor thereon (an Underlying Obligor), or any other person (including, without limitation, any bankruptcy trustee for any Underlying Obligor) in accordance with a sharing or similar clause in any Collateral Debt Security or as required by bankruptcy, insolvency or similar law (a Repayment), then (i) each payment obligation under this Agreement that preceded such repayment or return shall be recomputed by UBS in good faith and in a commercially reasonable manner, as if such repaid or returned amount had not been paid, and UBS shall promptly notify and provide supporting documentation to the other parties to this Agreement of such recomputed amounts, and (ii) any additional amount required to be paid by UBS, the Borrower or MCG in light of such recomputation shall be paid to the relevant party within three Business Days after such relevant party’s demand therefor. The obligations of the parties under this paragraph shall survive the Termination Date; provided that no party shall be liable hereunder with respect to a claim for a Repayment that is first made by an Underlying Obligor or other person more than two years after the Termination Date.

Indemnity

5. MCG shall indemnify UBS in accordance with the terms set forth in Annex C. UBS shall promptly notify MCG of any threatened proceeding relating to the indemnification provided for in Annex C known to it and involving any Indemnified Party (as defined in Annex C).

Representations and Acknowledgements

6.(a) Each party hereto represents and warrants to each other party that:

(i)	it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance;

(ii)	the person signing this Agreement on its behalf is duly authorized to do so on its behalf;

(iii)	it has obtained all authorizations of any governmental body required in connection with this Agreement and the transactions contemplated hereby and such authorizations are in full force and effect;

(iv)	the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not violate in any material respect any law, ordinance, charter, by-law or rule applicable to it or any other material agreement by which it is bound or by which any of its assets are affected. Each party shall be deemed to repeat all of the foregoing representations made by it on each date on which the Borrower acquires any Collateral Debt Security hereunder; and

(v)	if such party is MCG or UBS, it is a “qualified purchaser” as defined in the Investment Company Act of 1940, as amended, and all applicable rules of the Securities and Exchange Commission issued thereunder.

(b)	Each of MCG and the Borrower hereby acknowledges and agrees that neither UBS nor any of its Affiliates is, or holds itself out to be, an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. Each of MCG and the Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the transactions contemplated by this Agreement, and agrees that neither UBS nor any of its Affiliates shall have any responsibility or liability to MCG, the Borrower or any other Person with respect thereto.

Notices

7. Unless expressly provided in writing by the parties hereto, all notices, requests, demands and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or in the case of facsimile, when confirmation of transmission is received, addressed as set forth below:

(a)	If to UBS:

UBS AG, Stamford Branch 677 Washington Blvd Stamford CT 06901

	Telephone:	203-719-3176

	Facsimile:	203 719-3180

	Attention:	Anthony Joseph

(b)	If to the Borrower:

MCG Commercial Loan Trust 2003-1 c/o Wilmington Trust Company 1100 North Market Street Wilmington, DE 19890

	Telephone:	302-651-8775/636-6119

	Facsimile:	JLawler@wilmingtontrust.com

	Attention:	Jim Lawler Vice President - Regional Manager

With a copy to MCG (using the below contact information)

(c)	If to MCG:

MCG Capital Corporation 1100 Wilson Boulevard, Suite 3000 Arlington, Virginia 22209

	Telephone:	703-247-7500

	Facsimile:	703-247-7545

	Attention:	President, General Counsel and Chief Financial Officer

Each party hereto may alter the address or facsimile number to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 7 for the giving of notice.

Waiver; Specific Performance; Payments; Further Assurances

8.(a)	No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(b)	If any party hereto fails to comply with any provision of this Agreement that is applicable to such party, each other party hereto may demand specific performance of this Agreement and may exercise any other remedy available at law or equity.

(c)	All payments to be made hereunder shall be made in U.S. Dollars and by wire transfer in immediately available funds and without right of set-off, counterclaim or other deduction, except as provided in the following sentence. If any payments are required to be made by both UBS and MCG (inclusive of payments to or from or on behalf of the Borrower) hereunder or under the Engagement Letter on the same date (a Payment Date), then, if the aggregate amount that would otherwise have been payable by one such party on such Payment Date exceeds the aggregate amount that would otherwise have been payable by the other party on such Payment Date, the party by whom the larger aggregate amount would have been payable shall pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount and the payment obligations of each such party on such Payment Date shall thereupon be satisfied and discharged. Any payment hereunder by MCG or the Borrower to UBS or any of Affiliates of UBS shall be made to the account of UBS or such Affiliate most recently designated by UBS or such Affiliate for such purpose by notice to MCG and the Borrower.

(d)	Each party hereto shall execute such documents and take such other actions as may be reasonably requested by any other party hereto to give effect to the transactions contemplated by this Agreement and the Engagement Letter.

Amendments; Successors; Assignments

9.(a)	Except where otherwise expressly provided herein, no amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each party hereto.

(b)	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(c)	This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof, and supersedes and cancels all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

(d)	Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by any party hereto without the prior written consent of each other party hereto other than in connection with and as part of a transfer by such party of all or substantially all of its assets. Any purported transfer that is not in compliance with this Section will be void. No Person other than the parties hereto shall have any rights or obligations under this Agreement.

Governing Law; Submission to Jurisdiction; Etc.

10.(a)	Governing Law. This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York (without reference to any choice of law doctrine that would have the effect of causing this Agreement to be construed in accordance with or governed by the law of any other jurisdiction).

(b)	Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (Proceedings), each party irrevocably: (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

Waiver of Jury Trial

11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Term of Agreement; Expenses of Enforcement; Termination of Custodial Agreement

12.(a)	This Agreement shall continue in full force and effect and shall be irrevocable by each party hereto until the occurrence of the Termination Date.

(b)	The provisions of Sections 4, 5, 8, 9, 10, 11, 14 and 17 (and all related definitions and cross-referenced sections) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the termination of this Agreement or any provision hereof.

Execution in Counterparts

13. This Agreement may be executed in any number of counterparts, which may be delivered by facsimile or other written form of communication, each of which shall be deemed to be an original as against each party whose signature appears thereon, and all of which shall together constitute one and the same enforceable, effective and valid instrument.

Provisions Separable

14. If any term, provision, covenant or condition of this Agreement, or the application thereof to any party or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavour in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

Titles Not to Affect Interpretation

15. The titles of the sections and paragraphs contained in this Agreement are for convenience only, and they neither form part of this Agreement nor are they to be used in the construction or interpretation hereof.

Limited Recourse; Non-Petition

16. Each party to this Agreement hereby acknowledges and agrees that all obligations of the Borrower arising out of or in connection herewith shall constitute limited recourse obligations of the Borrower, payable solely from the Borrower’s assets. Upon realization of the Borrower’s assets and their reduction to zero, all unpaid or unsatisfied claims against the Borrower arising out of or in connection herewith shall be deemed to be extinguished and shall not thereafter revive. No party shall have any claim for any shortfall upon realization of the Borrower’s assets and their reduction to zero. Furthermore, each of UBS and MCG agrees not to petition or join in any petition for the winding up of the Borrower (or any analogous procedure having the effect of a winding up) in any jurisdiction for the then applicable preference period in the relevant jurisdiction plus one day.

Confidentiality

17. Each of UBS, MCG and the Borrower is permitted, subject to the limitations set forth in this Section 17, to discuss, disclose, distribute or publish written information concerning the Transaction prior to, on and following the Closing Date to potential investors in the Offered Securities, the trustee or any paying agent for any of the Offered Securities, the Rating Agencies, independent accountants, any provider to the Borrower of any hedge, counsel to the Borrower and/or UBS, counsel to MCG and other agents of and service providers to or advisers of MCG, UBS and/or the Borrower as may be necessary to perform its duties hereunder or under the Borrower Documentation. Each of UBS and MCG agrees to be bound by the confidentiality requirements of this Section 17 and to inform the person or persons to whom it disseminates information in writing of the confidentiality requirements set forth in this Section 17 and to use its reasonable efforts to require adherence by them to the terms of this Section 17.

Each of UBS and the Borrower shall keep confidential any information which MCG (or any of its affiliates, advisors, agents or representatives) may provide to UBS or the Borrower concerning MCG (including, without limitation, any information concerning MCG, its subsidiaries, affiliates, clients, customers, vendors, investee entities and any analyses, underwriting materials, computer runs or computer models) unless such information (A) is provided on a non-confidential basis, (B) is available to the general public (other than by UBS or the Borrower in breach of its obligations hereunder), (C) has been disclosed publicly (other than by UBS or the Borrower in breach of its obligations hereunder), (D) has heretofore been or is hereafter published in any source available to the general public (other than by UBS or the Borrower in breach of its obligations hereunder), or (E) was already known to UBS on a non-confidential basis prior to initial discussions between UBS and MCG about the Transaction, and shall not disclose any such information to third parties not bound by the confidentiality provisions of this Agreement, except: (i) with the prior written consent of MCG, (ii) such information as the Rating Agencies shall request in connection with the rating or on-going monitoring of any class of Offered Securities, (iii) such information as is included in the Borrower Documentation, (iv) as required under any applicable law or regulation or court order or by the rules or regulations of any self-regulating organization or body or by an official having jurisdiction over UBS or the Borrower (as the case may be), provided that UBS or the Borrower (as the case may be) shall use commercially reasonable efforts to provide MCG with at least five business days advance notice thereof and shall co-operate with MCG (at MCG’s expense) to maintain the confidentiality thereof pursuant to a protective order or otherwise, (v) to its officers, employees, accountants, agents, legal counsel and other representatives (collectively, Representatives) but only on a “need to know basis” for the purpose of assisting in the negotiation and completion of the Transaction, provided, that, each of UBS and the Borrower shall cause its Representatives to comply with this confidentiality provision and shall be responsible for any failure of any of its Representatives to so comply, or (vi) to the extent necessary to enforce the rights of UBS or the Borrower (as the case may be) hereunder.

Each of MCG and the Borrower shall keep confidential any information (including, without limitation, any information concerning UBS, its subsidiaries, affiliates and clients and any analyses, computer runs or computer models, including the computer model or models relating to the Transaction (collectively, the Model)) which UBS (or any of its affiliates, advisors, agents or representatives) may provide to MCG or the Borrower unless such information (A) is provided on a non-confidential basis, (B) is available to the general public (other than by MCG or the Borrower in breach of its obligations hereunder), (C) has been disclosed publicly (other than by MCG or the Borrower in breach of its obligations hereunder), (D) has heretofore been or is hereafter published in any source available to the general public (other than by MCG or the Borrower in breach of its obligations hereunder), or (E) was already known to MCG prior to initial discussions between MCG and UBS about the Transaction (unless MCG was bound by prior confidentiality agreements with respect thereto or with respect to the Model), and shall not disclose any such information to third parties not bound by the confidentiality provisions of this Agreement, except: (i) with the prior written consent of UBS, (ii) such information as the Rating Agencies and/or any provider to the Borrower of any hedge shall request in connection with the rating or on-going monitoring of any class of Offered Securities, (iii) such information as is included in the Borrower Documentation, (iv) as required under any applicable law or regulation or court order or by the rules or regulations of any self-regulating organization or body or by an official having jurisdiction over MCG or the Borrower (as the case may be), provided that MCG or the Borrower (as the case may be) shall use commercially reasonable efforts to provide UBS with at least five business days advance notice thereof and shall co-operate with UBS (at UBS’s expense) to maintain the confidentiality thereof pursuant to a protective order or otherwise, (v) to its Representatives but only on a “need to know basis” for the purpose of assisting in the negotiation and completion of the Transaction, provided that each of MCG and the Borrower shall cause its Representatives to comply with this confidentiality provision and shall be responsible for any failure of any of its Representatives to so comply, or (vi) to the extent necessary to enforce the rights of MCG or the Borrower (as the case may be) hereunder.

Each party acknowledges that it is aware (and will advise its respective Representatives who are provided with information regarding another party as to which it owes a duty of confidentiality under this Section 17) that such information and materials may contain material non-public information regarding the other party or its investee companies.

The obligations of the parties under this Section 17 shall survive the Termination Date for a period of 18 months.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UBS AG, Stamford Branch

By:	/s/ THOMAS R. SALZANO

Name:	Thomas R. Salzano

Title:	Director, Banking Products Services, US

By:	/s/ ANTHONY N. JOSEPH

Name:	Anthony N. Joseph

Title:	Associate Director, Banking Products Services, US

MCG COMMERCIAL LOAN TRUST 2003-1 (a Delaware statutory trust)

By:	WILMINGTON TRUST COMPANY, solely in its capacity as Trustee and not in its individual capacity

By:	/s/ KATHLEEN A. PEDELINI

Name:	Kathleen A. Pedelini

Title:	Financial Services Officer

MCG CAPITAL CORPORATION

By:	/s/ BRYAN J. MITCHELL

Name:	Bryan J. Mitchell

Title:	Chief Executive Officer

By:	/s/ SAMUEL G. RUBENSTEIN

Name:	Samuel G. Rubenstein

Title:	General Counsel and Executive Vice President

ANNEX A – ELIGIBILITY CRITERIA

Terms used in this Annex A but not otherwise defined in this Agreement have the respective meanings given to such terms in Annex B hereto.

Unless the following criteria are amended or UBS and MCG otherwise agree by mutual consent in writing, a Collateral Debt Security will be eligible for purchase by the Borrower if, at the time it is purchased by the Borrower, the following criteria (the Eligibility Criteria) are satisfied:

(1)	such obligation or security is a Loan;

(2)	such Collateral Debt Security is not a Defaulted Security or a Credit Risk Security;

(3)	such Collateral Debt Security matures no later than December 31, 2014;

(4)	such Collateral Debt Security is not the subject of an exchange or conversion offer and has not been called for redemption or tender into any other security or property that is not a Collateral Debt Security;

(5)	such Collateral Debt Security (a) has an internal risk rating from MCG of at least a RR6, or (b) if such Collateral Debt Security is a Purchased Collateral Debt Security, has a rating (whether public or private) from a Rating Agency;

(6)	such Collateral Debt Security provides for payments of interest at least quarterly;

(7)	if the Collateral Debt Security to be purchased has an attached Equity Security that will be received by the Borrower in connection with such investment, the aggregate principal balance of all such Collateral Debt Securities after giving effect to such investment is not greater than 5% of the Target Amount;

(8)	such obligation or security is not a Bridge Security, a participation interest in a Loan, a Synthetic Security or a Structured Finance Security;

(9)	if such Collateral Debt Security is a Purchased Collateral Debt Security, after giving effect to such investment, the aggregate principal balance of the Purchased Collateral Debt Securities issued by issuers that fall within the same S&P Industry Classification Group does not exceed 15% of the Target Amount;

(10)	if such Collateral Debt Security is a Purchased Collateral Debt Security, after giving effect to such investment, the aggregate principal balance of the Purchased Collateral Debt Securities issued by issuers that fall within the same Moody’s Industry Classification Group does not exceed 15% of the Target Amount;

(11)	after giving effect to such investment, the aggregate principal balance of all Collateral Debt Securities issued by the issuer of such Collateral Debt Security

(except that, for this purpose, affiliation will not result from common ownership by a common financial sponsor) does not exceed U.S.$5,000,000 for a Purchased Collateral Security, provided that the aggregate principal balance of three Purchased Collateral Debt Securities may equal U.S.$7,500,000, and U.S.$10,000,000 for an Originated Collateral Debt Security, unless otherwise agreed by UBS and MCG;

(12)	if such Collateral Debt Security is a Purchased Collateral Debt Security, the aggregate par amount of the securities issued by the issuer of such Purchased Collateral Debt Security as part of the same issuance as such Purchased Collateral Debt Security is not less than U.S.$100,000,000; provided that Purchased Collateral Debt Securities in an aggregate par amount of up to 10% of the Target Amount may each be part of an issuance of securities issued by the issuer of such Purchased Collateral Debt Security of not less than U.S.$50,000,000;

(13)	such obligation or security is issued by, or constitutes an obligation of, an issuer or obligor organized or incorporated under the laws of the United States (or any state thereof);

(14)	after giving effect to such investment, the aggregate Commitment Amount of all Delayed Drawdown Securities constituting part of the Warehouse Portfolio does not exceed 10% of the Target Amount;

(15)	the aggregate principal balance of Originated Collateral Debt Securities does not exceed $50,000,000; and

(16)	the holder will receive payments due under the terms of such security and proceeds from disposing of such security free and clear of withholding tax, other than withholding tax as to which the obligor or issuer must make additional payments so that the net amount received by the Borrower after satisfaction of such tax is the amount due to the Borrower before the imposition of any withholding tax.

For the purposes of determining whether the Eligibility Criteria are satisfied with respect to the purchase of any Collateral Debt Security, the “aggregate principal balance” of any Collateral Debt Security that is a Delayed Drawdown Security shall be its Commitment Amount.

ANNEX B – DEFINITIONS FOR PURPOSES OF ELIGIBILITY CRITERIA

Bond means any obligation that (a) constitutes “Borrowed Money” and (b) is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any thereof evidencing a Loan).

Borrowed Money means any obligation (whether present or future, contingent or otherwise) for the payment or repayment of money in respect of borrowed money (which term shall include, without limitation, deposits and reimbursement obligations arising from drawings pursuant to letters of credit).

Bridge Security means any obligation or security that is a debt obligation incurred in connection with a merger, acquisition, consolidation, sale of all or substantially all of the assets of a person or entity, restructuring or similar transaction, which debt obligation by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (other than any additional borrowing or refinancing if one or more financial institutions shall have provided the issuer of such debt obligation with a binding written commitment to provide the same).

Code means the United States Internal Revenue Code of 1986, as amended.

Collateral Debt Security means a Loan; provided that in no event will Collateral Debt Securities include:

(i)	any obligation or security that does not provide for a fixed amount of principal payable in cash no later than its stated maturity;

(ii)	any obligation or security that is not eligible under the instrument or agreement pursuant to which it was issued or created to be purchased by, or transferred to, the Borrower and pledged to, participate with and/or assigned to UBS and the trustee under the indenture pursuant to which the Notes will be issued;

(iii)	any obligation or security whose rating by Standard & Poor’s includes the subscript “r” or “t”;

(iv)	any obligation or security denominated in, or convertible into an obligation or security denominated in, a currency other than U.S. dollars;

(v)	any obligation or security (other than a Delayed Drawdown Security) that requires the purchaser thereof to make future advances to the relevant borrower under the instrument or agreement pursuant to which such obligation or security was issued or created (exclusive of advances made to protect or preserve rights against the relevant borrower or to indemnify an agent or representative for lenders pursuant to any such instrument or agreement);

(vi)	any obligation or security that is an Equity Security, other than (x) one that is received with respect to any Collateral Debt Security or purchased as part of a “unit” with any Collateral Debt Security (an Equity Kicker) or (y) any security received in exchange for a Defaulted Security upon foreclosure or exercise of remedies, which security does not entitle the holder thereof to receive periodic payments of interest and one or more installments of principal (an Equity Workout Security));

(vii)	any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof; or

(viii)	any Bond.

Delayed Drawdown Security means a Loan that (a) requires the Borrower (as a holder thereof) to make one or more future advances to the relevant borrower under the instrument or agreement pursuant to which such Loan was issued or created, (b) specifies a maximum amount of such future advances that may be borrowed and (c) does not require the Borrower to fund the re-borrowing of any amount previously repaid; provided that, on the date that all commitments by the holder thereof to make advances to the relevant borrower under such Delayed Drawdown Security expire or are terminated or reduced to zero, such Loan shall cease to be a “Delayed Drawdown Security”.

Equity Security means any security other than a security that entitles the holder thereof to receive both periodic payments of interest on a stated principal amount and the repayment of the entire original principal investment no later than a stated maturity.

Loan means any obligation that (a) constitutes “Borrowed Money”, (b) is secured and is documented by a term loan agreement, promissory note or other similar credit agreement, (c) by its terms is permitted to be assigned, participated or otherwise transferred to the Borrower (and in which a pledge thereof may be granted therein to UBS pursuant to the Pledge Agreement), (d) does not constitute, or is not secured by, margin stock (as such term is defined in Regulation U promulgated by the Federal Reserve Board), (e) is not subordinated by its terms to indebtedness of the obligor for Borrowed Money and otherwise ranks in priority of payment at least pari passu with all other unsubordinated indebtedness of the obligor (except with respect to purchase money security interests and capitalized lease obligations that are reasonable and customary in amounts and rights) and (f) by its terms provides that all payments in respect of such obligation will be made without set-off, deduction or counterclaim (other than any deduction for or on account of any tax required by any applicable law then in effect).

Moody’s Industry Classification Group means any of the Moody’s industry classification groups.

Rule 144A means Rule 144A under the Securities Act.

Securities Act means the United States Securities Act of 1933, as amended.

S&P Industry Classification Group means any of the Standard & Poor’s industry classification groups.

Structured Finance Security means any security or obligation that is issued by a collateralized bond obligation fund or collateralized loan obligation fund.

Synthetic Security means any swap, option, forward, trust certificate, credit-linked note or other derivative contract purchased from, or entered into with, a counterparty which swap or other investment provides for return performance and has a probability of default equivalent to a reference obligation having the same remaining average life as such swap transaction or other investment, but which may provide for a different maturity, interest rate or loss in the event of default than such reference obligation.

ANNEX C—INDEMNIFICATION

MCG (in such capacity, the Indemnifying Party) agrees to indemnify, defend and hold harmless UBS and its affiliates, and the respective directors, officers, agents and employees of UBS and its affiliates and each other entity or person, if any, controlling UBS or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended (the Securities Act), or Section 20 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and the permitted successors and assigns as provided in Section 9 hereof, of all the foregoing persons (UBS and each such entity or person being referred to, in such capacity, as an Indemnified Party and, collectively, as the Indemnified Parties) from and against any losses, claims, damages, expenses (including reasonable fees and disbursements of counsel) or liabilities (or actions in respect thereof) (collectively, Losses) in connection with investigating, preparing, pursuing, or defending any claim, action, proceeding or investigation (including governmental investigation whether or not in connection with pending or threatened litigation) and whether or not any Indemnified Party is a party (collectively, Proceedings) arising directly out of, in connection with or based upon or caused by the failure by MCG, the Intermediate Company or the Borrower to perform its obligations under this Agreement, the Pledge Agreement, the Conveyance Agreement, the limited liability company agreement of the Intermediate Company, the trust agreement providing for the formation of the Borrower (each, a Subject Agreement) or the breach by MCG, the Intermediate Company or the Borrower of any material provision of any Subject Agreement or any material representation or warranty made by MCG, the Intermediate Company or the Borrower in or pursuant to any Subject Agreement or in any certificate or other document furnished pursuant any Subject Agreement that proves to be incorrect in any material respect when made, except that (a) the Indemnifying Party shall not be liable hereunder with respect to any Losses that are finally judicially determined to have resulted from the willful misfeasance, bad faith or gross negligence of any Indemnified Party in the performance of its obligations hereunder or by reason of its reckless disregard of its obligations hereunder and (b) the aggregate liability of MCG under this Agreement, including for Losses arising from any failure or breach by the Intermediate Company or the Borrower, shall not exceed U.S.$72,000,000 (minus the net proceeds of Contributed Capital Assets applied, and the net proceeds then available to be applied, by UBS pursuant to the Pledge Agreement to amounts owing by the Borrower to UBS under Section 3(a) or 4(a)(ii) of this Agreement); and provided that this indemnification is subject to applicable laws, including, if applicable, Section 17(i) of the Investment Company Act of 1940, as amended. Subject to the provisions of the second paragraph of this Annex C, the Indemnifying Party shall reimburse each Indemnified Party for all Losses incurred by such Indemnified Party in connection with investigating, preparing, pursuing or defending any such Proceeding to which an Indemnified Party is a party, in each case, as such Losses are incurred or paid.

In case any Proceeding shall be instituted or threatened involving any Indemnified Party, such Indemnified Party shall promptly notify in writing the Indemnifying Party (provided that the failure to give such notice to the Indemnifying Party hereunder shall not relieve the Indemnifying Party from any liability the Indemnifying Party has hereunder unless and only to the extent that the Indemnifying Party is materially prejudiced thereby), and the Indemnifying Party shall have the right, exercisable by giving written notice to the Indemnified Party, within 30 days of receipt of such written notice from the applicable Indemnified Party of such Proceeding, to retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others that the Indemnified Party may designate in such Proceeding and shall pay the reasonable fees and disbursements of such counsel related to investigating, preparing, pursuing or defending such Proceeding. In any such Proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) (A) the named parties to any such Proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and (B) (x) the Indemnifying Party and the Indemnified Party have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (y) the Indemnified Party has reasonably concluded (based on advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the Indemnifying Party and that would, in accordance with such advice of counsel, make it inappropriate for both parties to be represented by the same counsel.

Subject to the immediately preceding sentence, it is understood that the Indemnifying Party shall not, in connection with any Proceeding or related Proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all the Indemnified Parties, and that all such reasonable fees and expenses shall be reimbursed as they are incurred and paid. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnifying Party and acceptable to the respective Indemnified Party (which acceptance shall not be unreasonably withheld). The Indemnifying Party shall not be liable for any settlement of any Proceeding without its written consent. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any Proceeding in respect of which any Indemnified Party is or is likely to have been a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

If the indemnification provided for in the first paragraph of this Annex C is finally judicially determined to be unavailable, including as a result of any applicable law, rule, order or public policy, to an Indemnified Party in respect of any Losses, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits to such Indemnified Party, on the one hand, and the Indemnifying Party on the other hand or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of MCG and UBS. For purposes of this Agreement, the relative benefits to MCG and UBS of the Transaction shall be deemed to be in the same proportion as (x) in the case of MCG, the total contemplated proceeds to the Borrower from the Offering (net of underwriting discounts, commissions and expenses) whether or not the Transaction is consummated (MCG Benefits) bears to the aggregate of MCG Benefits and the UBS Benefits (as defined), and (y) in the case of UBS, all compensation contemplated to be paid to UBS for the Transaction whether or not the Transaction is consummated (the UBS Benefits) bear to the aggregate of MCG Benefits and the UBS Benefits. The relative fault of MCG, on the one hand, and UBS, on the other hand, shall be determined by reference to, among other things, whether such action or omission was taken by MCG or by UBS.

MCG and UBS agree that it would not be just and equitable if contribution pursuant to this Annex C were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of Losses shall be deemed to include, subject to limitations set forth above, any legal or other expenses incurred in connection with investigating or defending any such action or claim. Notwithstanding any of the provisions of this Annex C, in no event shall UBS’s or MCG’s respective aggregate contribution to the amount paid or payable exceed, in the case of UBS, the UBS Benefits or, in the case of MCG, MCG Benefits. The terms of this Annex C are not intended to limit or otherwise restrict any liability that either party may have to the other party under the Agreement as a result of a breach by such other party of the Agreement.